Exhibit 10.03

MACROMEDIA, INC.

EMPLOYMENT AGREEMENT

This Agreement is made effective January 19th, 2005, (the “Effective Date”) between Macromedia, Inc., a Delaware corporation (“Macromedia”), and Elizabeth Nelson (“Executive”).

WHEREAS, Macromedia is engaged in the business of developing and marketing certain computer software;

WHEREAS, Executive is currently Executive Vice President, Chief Financial Officer and Secretary of Macromedia pursuant to an employment offer letter dated June 19, 1996 (the “Prior Agreement”); and

WHEREAS, Macromedia desires to retain the services of Executive as Executive Vice President, Chief Financial Officer and Secretary of Macromedia, on the terms and conditions as set forth herein;

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth below, it is mutually agreed as follows:

1. Duties. Executive shall have such duties as the Board of Directors of Macromedia (the “Board”) may from time to time prescribe consistent with her position as Executive Vice President, Chief Financial Officer and Secretary (“CFO”) of Macromedia. Executive shall report directly to the Chief Executive Officer. Executive shall devote her full time, attention, energies and best efforts to the business of Macromedia based in San Francisco, California, and shall not during her period of employment as CFO of Macromedia engage in any other business activity, whether or not such business activity is pursued for gain, profit of other pecuniary advantage; provided, however, that this Section 1 shall not be construed as preventing Executive from (i) investing her assets in such form and manner as will not require any substantial services on her part in the operation of the affairs of the business entities in which such investments are made or (ii) serving as a member of the board of directors or similar governing body of one or more business enterprises or charitable organizations or foundations, provided such service does not interfere with the duties required of him hereunder and is approved by the Board.

2. Compensation. Macromedia shall pay and Executive shall accept as full consideration for the services to be rendered hereunder compensation consisting of the following:

2.1 Base Salary. $300,000 per year in base salary, payable in installments twice per month, with such deductions or withholdings as are required by law.

2.2 Bonus. A target bonus of $150,000 per year; in each case based on the attainment of the objectives established from time to time under the Macromedia Executive Bonus Plan by the Compensation Committee of the Board of Directors.

2.3 Stock Awards. Executive’s outstanding stock option grants (the “Prior Options”) remain subject to and governed by the terms and provisions set forth in the applicable stock option agreement by and between Macromedia and Executive, the Macromedia equity incentive plan, if any, under which such grants were awarded and as provided in the resolution concerning severance benefits adopted by the Compensation Committee of the Board on February 5, 1998. Following the Effective Date, Executive shall be eligible for the grant of equity compensation awards (the “New Stock Awards”) from time to time under the equity compensation plans and arrangements maintained by Macromedia; however, no New Stock Awards are being granted or promised by this Agreement.

3. Indemnification. The existing Indemnification Agreement between Macromedia and Executive in the form attached hereto as Exhibit A, shall continue in full force and effect.

4. Benefits. Executive shall be entitled to and shall receive such pension, profit sharing and fringe benefits such as hospitalization, medical, life and other insurance benefits, vacation, sick pay and short-term disability as the Board may, from time to time, determine to provide for the key executives of Macromedia.

5. Executive Proprietary Information and Inventions Agreement. As part of the consideration between the parties for this Agreement, Executive hereby agrees to remain bound by the terms of Macromedia’s Proprietary Information and Inventions Agreement entered into by and between Macromedia and Executive and attached as Exhibit B hereto.

6. Termination. Executive’s employment shall terminate immediately upon Executive’s receipt of written notice by Macromedia, upon Macromedia’s receipt of written notice by Executive, or upon Executive’s death and Executive shall, upon request of the Board, resign as a director of Macromedia.

6.1 Surrender of Records and Property. At the time of termination, Executive shall deliver promptly all equipment, records, manuals, books, data tables or copies thereof regardless of the underlying media upon which such materials are recorded which are property of Macromedia and which are under Executive’s possession and control.

7. Benefits Upon Termination of Employment. In the event that Executive’s employment is terminated, he shall be eligible for benefits as follows:

7.1 Termination without Cause, for Good Reason or Due to Death or Disability. In the event that Executive’s employment is terminated (i) by Macromedia without Cause (as defined in Subsection 7.2), (ii) because of Executive’s death or Disability (as defined in Subsection 7.4), or (iii) voluntarily by Executive for Good Reason (as defined in Subsection 7.3), Macromedia shall provide Executive with termination benefits, as follows:

(a) Executive (or her estate) shall (i) receive a lump sum payment in an amount equal to the sum of her annual rate of base salary and 100% of her annual target bonus, both at the level in effect immediately prior to her termination, with such payment to be no less than $ 450,000, less applicable deductions or withholdings, and (ii) reimburse Executive for any expenses of Executive and her dependents incurred by him, for the one (1)-year period following her termination date, for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1975, as amended (“COBRA”) or pay for comparable coverage in the event Executive is no longer eligible for COBRA.

(b) The vesting of any New Stock Award that is a stock option shall accelerate with respect to the number of shares that will vest over the next twelve (12) months and shall remain exercisable until the earlier of (i) the date one (1) year following Executive’s termination date, and (ii) the expiration date set forth in the stock option agreement.

(c) Prior to the payment of any termination benefits under this Subsection 7.1 or Section 8 below, Executive shall execute a general release of claims; provided, however, that such release shall not extend to any subsequent claims Executive may have with respect to those termination benefits or continued option vesting.

7.2 Circumstances Under Which Termination Benefits Will Not Be Paid. Macromedia shall not be obligated to provide Executive the termination benefits described in Subsection 7.1 above if Executive’s employment is terminated by Macromedia for Cause or if Executive voluntarily terminates her employment with Macromedia other than for Good Reason. Upon the termination of Executive’s employment by reason of her Disability or death, the termination benefits under Subsection 7.1 will be provided. For purposes of this Agreement, “Cause” shall mean (1) Executive’s conviction of any felony under federal or state law, or any fraud, misappropriation or embezzlement or (2) Executive’s commission of a material violation of the Executive’s Proprietary Information and Inventions Agreement. For purposes of this Agreement, “Good Reason” shall have the meaning set forth and be determined under Subsection 7.3.

7.3 Termination for Good Reason. Executive may voluntarily terminate her employment with Macromedia for Good Reason if there should occur:

(a) a material adverse change in Executive’s position causing it to be of materially less stature or responsibility without Executive’s written consent, and such a materially adverse change shall in all events be deemed to occur if Executive no longer serves as CFO of a publicly traded company, unless Executive consents in writing to such change,

(b) a reduction, without Executive’s written consent, in her level of compensation (including base salary and fringe benefits) by more than ten percent (10%) or a reduction by more than ten percent (10%) in her target bonus formula under any performance-based executive incentive plans,

(c) a relocation of her principal place of employment by more than 50 miles, or

(d) a material breach by Macromedia (or its successor) of its obligations under the attached Indemnification Agreement and the failure to cure such breach within thirty (30) days after written notice from Executive identifying such breach.

7.4 Executive’s Disability. For purposes of this Agreement, “Disability” means Executive’s inability to perform the duties of CFO for a period of 180 consecutive days or a period of 180 days during any consecutive twelve-month period as a result of incapacity due to mental or physical illness as determined by the Board.

8. Change in Control Benefits. Should there occur a Change in Control (as defined below), then the following provisions shall become applicable:

8.1 Period of Continued Employment. During the period (if any) following a Change in Control that Executive continues to be employed by Macromedia or any successor entity, then the terms and provisions of this Agreement shall continue in full force and effect, and Executive shall continue to vest in her outstanding stock awards pursuant to the terms and provisions set forth in the agreements governing such stock awards.

8.2 Certain Terminations Following a Change in Control. Should any of the following events occur within the twelve (12) months following a Change in Control: (i) the Executive’s voluntary termination of her employment for Good Reason, (ii) the termination of Executive’s employment without Cause by Macromedia or any successor or (iii) the termination of Executive’s employment by reason of her death or Disability, then in lieu of the benefits set forth in Section 7.1 above, the following benefits shall become due and payable:

(a) Executive (or her estate) shall (i) receive a lump sum payment in an amount equal to the sum of her annual rate of base salary and 100% of her annual target bonus, both at the level in effect immediately prior to her termination or, if greater, at the level in effect immediately prior to the Change in Control, with such payment to be not less than $450,000, and (ii) be reimbursed for any expenses of Executive and her dependents incurred by him for COBRA coverage or pay for comparable coverage in the event he is no longer eligible for COBRA, during the one (1) year period following her termination date.

(b) New Stock Awards, and any stock awards granted by Macromedia’s successor shall vest in full on Executive’s termination date, and with respect to stock options (other than Prior Options) shall remain exercisable until the earlier of (i) the one year after Executive’s termination date, and (ii) the expiration date of such stock options as set forth in the applicable stock option agreement; provided that solely for purposes of determining whether Executive shall be entitled to accelerated vesting pursuant to this Subsection 8.2(b), Executive shall have Good Reason for termination of employment only if Executive remains in employment for the six (6) months immediately following the Change in Control, upon written request by Macromedia and/or its successor, or such shorter period as may be determined by Macromedia and/or its successor.

For purposes of this Section 8, a Change in Control shall be deemed to occur upon:

(I) the sale, lease, conveyance or other disposition of all or substantially all of Macromedia’s assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert,

(II) any transaction or series of transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, any person, entity or group acting in concert, becoming the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% percent of the aggregate voting power of all classes of common equity stock of Macromedia,

(III) a liquidation and winding up of the business of Macromedia, or

(IV) a change in the composition of the Board of Directors over a period of thirty-six (36) consecutive months or less such that a majority of the then current Board members ceases to be comprised of individuals who either (a) have been Board members continuously since the beginning of such period, or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time such election or nomination was approved by the Board of Directors.

9. Arbitration.

9.1 Except for proceedings seeking injunctive relief, including, without limitation, allegations of misappropriation of trade secrets, copyright or patent infringements, any controversy or claim arising out of or in relation to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration rules of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Arbitration of this Agreement shall include claims of fraud or fraud in the inducement relating to this Agreement. Arbitration further includes all claims, regardless of whether the dispute arises during the term of the Agreement, at the time of termination or thereafter.

9.2 Either party may initiate the arbitration proceedings, for which the provision is herein made, by notifying the opposing party, in writing, of its demand to arbitrate. In any such arbitration there shall be appointed one arbitrator who shall be selected in accordance with the AAA Commercial Arbitration Rules. The place of arbitration shall be San Francisco, California. The law applicable to the dispute shall be the laws of the State of California. Accordingly, the California Uniform Arbitration Act shall apply to the interpretation of the arbitration procedure; pursuant thereto, the arbitrator’s powers shall include, without limitation, the power to issue subpoenas for the attendance of witnesses for hearing or deposition, and for other production of books, records, documents or other evidence pursuant to California law.

9.3 The parties agree that the award of the arbitrator shall be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented or plead to the arbitrator; that the arbitrator shall be the final judge of both law and fact in arbitration of disputes arising out of or relating to this Agreement, including the interpretation of the terms of this Agreement. The parties further agree it shall be the sole and exclusive duty of the arbitrator to determine the arbitrability of issues in dispute and that neither party shall have recourse to the court for such a determination.

10. General.

10.1 Waiver. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute a, continuing waiver of such breach or of other breaches by the same or any other provision of this Agreement.

10.2 Severability. If for any reason a court of competent jurisdiction or arbitrator finds any provision of this Agreement to be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.

10.3 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective upon personal service or upon depositing such notice in the U.S. Mail, postage prepaid, return receipt requested and addressed to the General Counsel of Macromedia as its principal corporate address, and to Executive at her most recent address shown on Macromedia’s corporate records, or at any other address which he may specify in any appropriate notice to Macromedia.

10.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together constitutes one and the same instrument and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

10.5 Entire Agreement. The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement, the Indemnification Agreement attached hereto as Exhibit A and the Proprietary Information and Inventions Agreement attached as Exhibit B hereto, constitutes the complete and exclusive statement of the agreement between the parties concerning the subject of Executive’s employment and supersedes the Prior Agreement, any other prior employment agreement (and any amendments thereto) by and between Executive and Macromedia, the resolution concerning severance benefits (other than for Prior Options) adopted by the Compensation Committee of the Board on February 2, 1998 and all proposals (oral or written), understandings, representations, conditions, covenants, and all other communications between the parties relating to the subject matter hereof.

10.6 Assignment and Successors. Macromedia shall have the right to assign its rights and obligations under this Agreement to an entity which acquires substantially all of the assets of Macromedia. The rights and obligation of Macromedia under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of Macromedia. Any payments or benefits which become due under this Agreement in connection with the Executive’s death shall be paid to her designated beneficiary(ies) or, in the absence of such designation, to the personal representative or administrator of her estate.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

MACROMEDIA, INC.		ACCEPTED BY EXECUTIVE

By:	/s/ Robert K. Burgess	/s/ Elizabeth Nelson
Name:	Robert K. Burgess
Title:	Chairman of the Board of Directors and Chief Executive Officer

Exhibits:

A – Indemnification Agreement

B – Proprietary Information and Inventions Agreement